Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of additional ordinary shares under the Yatra Online, Inc. 2016 Stock Option and Incentive Plan of Yatra Online, Inc. of our report dated July 31, 2024, with respect to the consolidated financial statements of Yatra Online, Inc., included in its Annual Report on Form 20-F for the year ended March 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurugram, India

August 05, 2026